CERTIFICATE OF DESIGNATION
                          OF RIGHTS AND PREFERENCES OF
                           SERIES A PREFERRED STOCK OF
                                 BIDVILLE, INC.

      Pursuant to N.R.S. 78.1955, Bidville, Inc. (the "Company") hereby amends its Articles of Incorporation as follows:

      I. The Company's Articles of Incorporation shall be amended by adding the following after the existing provisions of such article:

      1. DESIGNATION, AMOUNT, PAR VALUE, AND RANK. The Company hereby designates the issuance of a series of Preferred Stock to be called the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The total number of shares of Series A Preferred Stock that the Company shall have the authority to issue is Three Thousand Five Hundred (3,500). Each share of Series A Preferred Stock shall have a par value of $.001 per share. The face amount shall be One Thousand Dollars ($1,000.00) per share (the "Face Amount").

      2. VOTING RIGHTS. The Series A Preferred Stock shall not be entitled to any voting rights. The holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Nevada Business Corporations Act (the "NBCA"), and in this Certificate of Designation. To the extent that under the NBCA the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the NBCA) shall constitute the approval of such action by the class. To the extent that under the NBCA holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

      3. DIVIDEND PROVISIONS. "Dividend" means initially an amount equal to
(Rate)x(N/365)x(Face Amount), where the "Rate" shall initially be equal to .06 (subject to adjustment as provided below) and "N" means the number of days from the Dividend Commencement Date (as defined below) or the date that the last payment of the Dividend was made in full, as applicable. Dividends on the outstanding shares of Series A Preferred Stock shall accrue and shall be cumulative from the date on which at least Two Thousand Five Hundred (2,500) Shares of Series A Preferred Stock has been issued (the "Dividend Commencement Date"). For each outstanding share of Series A Preferred Stock, Dividends shall be payable cumulatively, at the applicable rate, (a) upon any conversion of each share of Series A Preferred Stock, and (b) within ten (10) days following the expiration of each calendar quarter after the date of issuance of such share of Series A Preferred Stock (each, a "Dividend Payment Date"), and continuing until such share is fully converted or fully redeemed, except that if any Dividend Payment Date is not a business day, then such Dividend Payment Date shall be the immediately following business day. Payment of the Dividend shall be made by the Company in cash.

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      4. LIQUIDATION PREFERENCE.

            (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary and involuntary, the holders of each share of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the Common Stock holders, an amount equal to (i) all declared and unpaid dividends on each such share; plus (ii) an amount per share equal to greater of (A) the original Face Amount, as adjusted for any stock splits, stock dividends, recapitalizations or similar occurrences, as set forth in Section 5(d) herein, plus interest of 8% per annum on such original issue price (as adjusted) accumulated, but not compounded, from the date of issuance to the date on which the liquidation preference is paid or (B) the amount that would be receivable if the Series A Preferred Stock had been converted into Common Stock immediately prior to such liquidation distribution. In the event the assets and funds of the Company are insufficient to pay the entire liquidation preference of the Series A Preferred Stock, the holders thereof will share ratably in the assets and funds of the Company in proportion to the preferential amount each such holder is otherwise entitled to receive.

            (b) A consolidation or merger of the Company with or into any other company or company's wherein the Company is not the surviving company or the Company's shareholders do not constitute a majority of the shareholders of the surviving company, or a sale of all or substantially all of the assets of the Company to a company in which the Company's shareholders are not the majority shareholders, shall be deemed to be a liquidation, dissolution or winding up for purposes of this section, unless waived.

      5. CONVERSION RIGHTS.

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Face Amount by $.60 (the "Series A Conversion Price"), determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

            (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the original certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly endorsed by the registered holder, at the office of the Company or of any transfer agent for the Common Stock, and shall give prior written notice to the Company at such office that such holder elects to convert the same or such portion thereof as such holder elects to convert the same via a signed copy of the "Notice of Conversion" annexed hereto. "Conversion Date" means, for any Conversion, the date specified in the Notice of Conversion, so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) and such holder shall surrender the original

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certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly endorsed by the registered holder to the Company before 11:59 p.m., time at the location of the Company's executive offices, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Company shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the record holder thereof to all rights in respect of the shares of Series A Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

            (c) Adjustments to Series A Conversion Price for Price Protection. If the Company, at any time as long as Series A Preferred Stock are outstanding, issues shares of common stock, warrants or instruments that are convertible into shares of the Company's Common Stock at a price per share below the then current Conversion Price of the outstanding Series A Preferred Stock then the conversion price of the Series A Preferred Stock shall be adjusted to the price that the shares or warrants or instruments that are convertible into common stock are issued at. If the Company issues any shares, warrants or instruments that are convertible into shares of Company Common Stock at a price less than 1 cent, then the Conversion Price shall be lowered to one cent ($0.01). Notwithstanding the foregoing, there shall be no adjustment for any options to purchase shares of Common Stock granted by the Company under the Company option plan then in effect.

            (d) Adjustments to Series A Conversion Price for Combinations or Subdivisions of Common Stock. In the event that the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercises of such rights to acquire Common Stock.

            (e) Adjustments for Reclassifications and Reorganizations. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(d) above or a merger or other reorganization referred to in Section 4(b) above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

            (f) Adjustment for Late Payment of Dividends. In the event the Company fails to pay the Dividends within twenty one (21) calendar days after the Dividend Payment Date, and for so long as such payment remains overdue and unpaid, the Series A Conversion Price shall be equal to the lesser of the following: (1) the then existing Series A Conversion Price; or (2) Seventy percent (70%) of the average Closing Bid Price of the Company's Common Stock on the five trading days immediately preceding a Conversion Date. "Closing Bid Price" means, for any security as of any date, the last bid price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the

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holders of a majority of the Series A Preferred Stock then outstanding if
Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported bid price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date that was a trading day. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the holders of a majority of the Series A Preferred Stock then outstanding, with the costs of such appraisal to be borne by the Company.

      6. AMENDMENT. Any term relating to the Series A Preferred Stock may be amended and the observance of any term relating to the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least fifty-one percent (51%) of all Series A Preferred Stock then outstanding; provided, however, that in determining whether the holders of the requisite shares of Series A Preferred Stock have given any vote, consent or other authorization, shares of Series A Preferred Stock owned by the Company or any subsidiary thereof shall be disregarded and not be deemed to be outstanding. Any amendment or waiver so effected shall be binding upon the Company and all holders of Series A Preferred Stock.

      7. NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Company by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

      8. REDEMPTION RIGHTS.

            (a) Redemption. Unless all of the Series A Preferred Stock has been converted to Common Stock pursuant to Section 5, the Company may, but is not obligated to, redeem any or all shares of then outstanding Series A Preferred Stock. Any holder of shares of Series A Preferred Stock may, in its sole discretion, (a) accept or reject any redemption offer, provided however, in the event that the holder of a Series A Preferred Stock rejects the redemption offer, such holder must convert their Series A Preferred Stock into Common Stock at the Conversion Rate within fourteen (14) days after receipt of the Redemption Notice. The redemption price (the "Redemption Price") of the Series A Preferred Stock shall be equal to the Face Amount per share.

            (b) Redemption Notice. If the Company elects to redeem the shares of Series A Preferred Stock, then the Company shall, not less than fourteen (14) days prior to the date fixed for redemption ("Redemption Date"), mail written notice ("Redemption Notice"), postage prepaid, to each holder of shares of record of Series A Preferred Stock to be redeemed, at such holder's post office address last shown on the records of the Company. The Redemption Notice shall: state the total number of shares of Series A Preferred Stock which the Company is offering to redeem; state the number of shares of Series A Preferred Stock held by the holder which the Company is offering to redeem; confirm the Redemption Date and Redemption Price; and state the time, place and manner in which the holder may elect to surrender to the Company the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

            (c) Surrender of Stock. On or before the Redemption Date, each holder of Series A Preferred Stock electing to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

            (d) Termination of Rights. If the Redemption Notice is duly given, and if, on or prior to the Redemption Date, a holder of the Series A Preferred Stock elects to have her, his or its shares redeemed and the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease except only (i) the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor, or (ii) the right to receive Common Stock upon exercise of the conversion rights as provided in Section 5 hereof on or prior to the Redemption Date.

            (e) No Redemption. The shares of Series A Preferred Stock shall not be redeemable under any circumstances whatsoever, except as provided in this
Section 8 or to the extent otherwise agreed to in writing by the Company and the holders of any such shares.

            (f) Adjustment for Certain Dividends and Distributions. If the Company, at any time or from time to time, makes or issues or fixes a record date for the determination of holders of shares of the Series A Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of such Series A Preferred Stock, then and in each such event the Redemption Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuances or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Redemption Price for the Series A Preferred Stock then in effect by a fraction
(a) the numerator of which is the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which shall be the total number of shares of the Series A Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Series A Preferred Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Redemption Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Redemption Price for the Series A Preferred Stock shall be adjusted pursuant to this Section 8(f) as of the time of actual payment of such dividends or distributions.

      9. MISCELLANEOUS PROVISIONS.

            (a) The Company shall not engage in a transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, in order to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company and will at all times in good faith assist in the carrying out of all the provisions of and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

            (b) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

            (c) No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, round the number of shares to be issued upon conversion up to the next whole number.

            (d) Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.

         IN WITNESS WHEREOF, the undersigned, being the President of the Company, has executed this Certificate of Designation this 9th day of May, 2005.


-----------------------
Name:  Michael Palandro
Title: President